EXHIBIT 10(d)

                          FLEET FINANCIAL GROUP, INC.
                      1994 PERFORMANCE-BASED BONUS PLAN
                       FOR THE NAMED EXECUTIVE OFFICERS


Overview


The 1994 performance-based bonus plan (the "Bonus Plan") for the Named Executive Officers of Fleet Financial Group, Inc. (the "Corporation") supports the Corporation's objective of paying for performance which increases shareholder value by providing for a maximum bonus award, which may be reduced at the discretion of the Compensation Committee of the Board of Directors, based solely on the Corporation's yearly financial performance as measured by Return on Equity ("ROE") and Net Income, as adjusted for extraordinary charges and changes in Generally Accepted Accounting Principles ("GAAP").


Eligibility


The Chief Executive Officer and any other employee of the Corporation who is named as a Named Executive Officer in the Corporation's most recent proxy statement are eligible to participate in the Bonus Plan.


Formula for Bonus Pool


   a.   Chief Executive Officer

   If the Corporation's ROE in any year equals 15%, then the maximum amount payable to the Chief Executive Officer under the Bonus Plan is .24% of Net Income. For each .5% increase in ROE over 15%, the percentage of Net Income payable to the Chief Executive Officer as a bonus increases by .005%. Conversely, for each .5% percentage decrease in ROE from 15%, the percentage of Net Income payable to the Chief Executive Officer decreases by .005%. No bonus is payable if the Corporation's ROE is less than 10%.


   b.   Named Executive Officers other than the Chief Executive Officer

   If the Corporation's ROE in any year equals 15%, then the maximum amount payable to the Named Executive Officers under the Bonus Plan is .12% of Net Income. For each .5% increase in ROE over 15%, the percentage of Net Income payable to the Named Executive Officers as a bonus increases by .0025%. Conversely, for each .5% percentage decrease in ROE from 15%, the percentage of Net Income payable to the Other Named Executive Officers decreases by .0025%. No bonus is payable if the Corporation's ROE is less than 10%.






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Effect of Acquisitions/Unusual Earnings Impact


If the Corporation makes a major strategic acquisition during the year which reduces ROE or Net Income, the calculation of ROE and Net Income for purposes of calculating the bonus amounts payable will exclude the effect of such acquisition. In addition, ROE and Net Income may be adjusted for extraordinary charges and changes in GAAP.


Miscellaneous


In no event will the cost of the Bonus Plan exceed more than 10% of the Corporation's annual average income before taxes for the preceding five years.

The Committee has the right to reduce any bonus awards payable under the bonus plan.
































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